Exhibit 5.1
[WSGR Letterhead]
February 5, 2007
Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, CA 94080
     Ladies and Gentlemen:
     We are acting as counsel to Cell Genesys, Inc., a Delaware corporation (the “Company”), in connection with the filing a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale, on a delayed or continuous basis, of up to a maximum of 11,994,528 shares of the Company’s common stock, $0.001 par value (the “Shares”), by the selling stockholder named therein (the “Selling Stockholder”). The Shares include (i) up to 11,572,610 shares of the Company’s common stock (the “Agreement Shares”) that may issued from time to time in pursuant to an executed purchase agreement by and between the Company and the Selling Stockholder (the “Agreement”) and (ii) up to 421,918 shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of an outstanding warrant issued to the Selling Stockholder (the “Warrant”).
     As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     Based upon the foregoing, we are of the opinion that if, as, and when the Agreement Shares and Warrant Shares are issued and delivered by the Company in accordance with the terms of the Agreement and the Warrant, respectively, including, without limitation, the payment in full of applicable consideration, the Agreement Shares and Warrant Shares will be validly issued, fully paid, and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.
Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.